Collective Brands CEO Provides Update to Shareholders

Special Letter Discusses Recent Litigation; First Quarter EPS -- Before Possible Litigation Charges -- Expected to Exceed Analysts' Estimates

TOPEKA, KS -- 05/12/2008 -- Collective Brands, Inc. (NYSE: PSS)

Today, Matthew E. Rubel, CEO and President of Collective Brands, Inc. sent the following letter to the company's shareholders:

May 12, 2008

Dear Fellow Shareholder:

Collective Brands, Inc. is committed to competing fairly in the marketplace. We have built a company of great brands with over 31,000 people and tens of millions of customers. At our Payless ShoeSource unit, we are focused on democratizing fashion in footwear -- delivering to customers the latest fashion, styles and ideas in footwear for the entire family, at great value. This is a cornerstone of our business model. And, it has been a core part of our Company's DNA for years. This notion was the basis of our thinking when, nearly seven years ago in 2001, Payless ShoeSource chose to defend against what we considered to be the unwarranted trademark infringement case brought against us by adidas AG in federal court in Portland, Oregon.

As you know from our previous communications of this case, adidas has claimed that our two- and four-stripe shoe styles infringed on its three-stripe logo and Superstar trade dress. Throughout the case, we continued to have confidence that our defenses were meritorious, that our designs do not infringe the adidas designs, and that we should prevail.

Unfortunately, last week, the jury saw things differently and awarded adidas $305 million in damages, consisting of $30.6 million in actual damages and $274 million divided between Payless profits and punitive damages. We believe that the jury's verdict was unjustified and excessive, and that we have strong grounds to have the jury's verdict overturned or reduced. The jury's total award, which is more than 10 times the actual damages found, exceeds by 15 times our profits on the sale of these shoes and, if not overturned, would permit adidas to claim exclusive control over all shoes with two, three or four parallel stripes.

We are expeditiously taking steps to protect the Company's legal rights and later today we will be filing several motions with the court that, among other things, ask the court to set aside the verdict and either enter judgment in our favor or order a new trial, and, if that is not the case, to reduce the jury's award substantially. To the extent that we are not fully successful, we intend to appeal to the United States Court of Appeals. If the trial court does not grant our motions, it may take several years for the matter to be resolved on appeal.

Among the issues we will be raising in our motions are that:

--  the damages verdict should be thrown out because adidas offered no evidence that it suffered even one penny of actual damages and the $30.6 million royalty awarded is irrational;

--  the law requires that the entire damages award of $305 million be thrown out or drastically reduced because it is confiscatory and inequitable, and would give adidas a windfall unrelated to any actual injury and would exceed by 15 times Payless' profits on the shoes at issue;

--  judgment should be entered in Payless' favor because the law does not permit adidas to leverage its three-stripe trademark into a monopoly on the use of two and four stripe designs on footwear, which the verdict might otherwise enable adidas to claim;

--  the law does not authorize any of the $137 million in punitive damages awarded; and

--  the judgment cannot stand because adidas offered no credible evidence that anyone ever bought a Payless shoe believing it to be an adidas shoe or actually confused a Payless shoe with an adidas shoe at any time, and introduced no evidence that there is any likelihood of confusion between
    Payless' two and four-stripe shoes and adidas' trademark other than incomplete surveys that did not even cover more than half of the shoe styles at issue.

You should also know that despite this development, we have been successful in maintaining our focus on our businesses. Even with the very challenging economic environment, our Company has been able to demonstrate the ability to remain as a staple in the lives of our consumers who appreciate the value they get from our brands.

To that end, I am pleased to report that we anticipate sales for the first quarter, which ended May 3, 2008, to be $932 million, reflecting the Stride Rite acquisition, and earnings to be in the range of $0.61 to $0.67 per share, which is above the Thomson First Call consensus estimate, despite comparable store sales being down 6.5%. In addition, we expect EBITDA to exceed $100 million. Earnings exclude any charges that we may record associated with litigation, but do reflect a lower effective income tax rate than previously anticipated, resulting in a favorable impact of approximately $0.08 related primarily to the greater-than-expected mix of earnings in lower-tax, international jurisdictions. We expect to report our earnings on June 4 and, of course, I will keep you apprised of any new developments regarding the litigation.

Sincerely,

Matthew E. Rubel
Chief Executive Officer and President

This letter contains forward-looking statements relating to such matters as anticipated financial performance, business prospects, and similar matters. Statements including the words "expected," "should," or variations of such words and similar expressions are forward-looking statements. We note that a variety of factors could cause our actual results and experience to differ materially from the anticipated results or expectations expressed in our forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of our business include, but are not limited to, the following: outcomes of litigation, changes in consumer spending patterns; changes in consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; the financial condition of the suppliers and; changes in existing or potential duties, tariffs or quotas and the application thereof; changes in relationships between the United States and foreign countries as well as between foreign countries; changes in relationships between Canada and foreign countries; economic and political instability in foreign countries, or restrictive actions by the governments of foreign countries in which suppliers and manufacturers from whom we source are located or in which we operate stores or otherwise do business; changes in trade, intellectual property, customs and/or tax laws; fluctuations in currency exchange rates; litigation including intellectual property and employment litigation; availability of suitable store locations on acceptable terms; the ability to terminate leases on acceptable terms; the ability to hire, train and retain associates; performance of other parties in strategic alliances; general economic, business and social conditions in the countries from which we source products, supplies or have or intend to open stores; performance of partners in joint ventures; the ability to comply with local laws in foreign countries; threats or acts of terrorism or war; strikes, work stoppages and/or slowdowns by unions that play a significant role in the manufacture, distribution or sale of product; congestion at major ocean ports; changes in commodity prices such as oil; and changes in the value of the dollar relative to the Chinese Yuan and other currencies. See also "Risk Factors" in the Company's Form 10-K for the year ended February 3, 2008.

Contacts:
Financial
James Grant
785-559-5321

Media
Mardi Larson
612-928-0202